ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Addison, Texas, August 15, 2012; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the quarter ended June 30, 2012 and provided a review of its operating activities.

During the past ninety days, the Company has achieved numerous important milestones including:

•	Convertible debt financing

•	Shipment of Altrazeal® to Australia

•	Oral presentation of Altrazeal® at the major European wound care conference in Vienna

•	Production of Altrazeal® for the veterinary market

•	Extensive pre-marketing activities in Australia including generating important clinical experience data

•	Advancement of strategic alliance discussions

Based upon the progress made over the first six months of 2012, we are on target to achieve our stated objectives, which include:

•	Launch of Altrazeal® in the veterinary market

•	Launch of Altrazeal® in 5 markets

•	Completion of additional important strategic alliance

Commenting on the commercial activities, Kerry P. Gray, President and CEO, stated, “The progress that has been made in the first six months is very exciting. The advancements that are being made in Europe and Australia, which is supported by additional very positive clinical experience, is positioning the Company for rapidly accelerating growth. The response from the wound management community continues to be very enthusiastic which should enable rapid market penetration in Australia and Europe.  The recognition of the potential clinical and economic benefits of Altrazeal® are the driving forces that are accelerating the interest and momentum behind Altrazeal®.  With the introduction of the 0.75 gram blister pack of Altrazeal®, which is currently in the production cycle, our second half revenues will significantly increase.”

For the second quarter of 2012, the Company reported a net loss of $0.9 million, or $0.11 per share, compared with a net loss of $1.0 million, or $0.17 per share, for the same period last year.  For the six months ended June 30, 2012, the reported loss has been decreased from $2.2 million to $1.7 million.

Operating Results

Revenues
Revenues for the second quarter of 2012 were $56,000, as compared to $80,000 for the second quarter of 2011.

Research and Development
Research and development expenses for the second quarter of 2012 were $171,000, including $2,000 in share-based compensation, as compared to $242,000, which included $17,000 in share-based compensation, for the second quarter of 2011.  The decrease of approximately $71,000 in research and development expenses was primarily due to lower direct research costs of $28,000, lower costs for regulatory consulting of $20,000, lower scientific compensation costs of $15,000 related to share-based compensation.

Selling, General and Administrative
Selling, general and administrative expenses for the second quarter of 2012 were $514,000, including $4,000 in share-based compensation, as compared to $553,000, which included $24,000 in share-based compensation, for the second quarter of 2011.

The decrease of approximately $39,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $53,000, lower sales & marketing costs of $39,000 due to a revised sales and marketing plan, lower legal costs relating to our patents of $15,000. These expense decreases were partially offset by an increase in consulting costs for investor relations of $97,000 and an increase in legal expenses of $12,000 as a result of the resolution of outstanding litigation.

Other income and Other expenses
Interest expense for the second quarter of 2012 was $31,000 as compared to $13,000 for the second quarter of 2011.  The increase of approximately $18,000 is primarily attributable to costs associated with our convertible debt and interest costs related to regulatory fees.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Revenue was lower than projected as the initial order of Altrazeal® for Australia, which was projected to occur in the second quarter, did not occur until July 2012.  We continue to monitor our expenses very closely and all expenditures are targeted towards enhancing our commercial efforts.  With the projected revenue growth in the second half of 2012, supported by orders from our major strategic partners, and the continued containment of costs we are positioning the Company to improve profitability on a quarterly basis.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated launch of Altrazeal® in various markets and countries, the completion of strategic alliances, the anticipated market penetration of Altrazeal®, the significant increase of revenues in 2012, and the acceptance of Altrazeal® by medical practitioners and the wound care community.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES
License fees	$9,804	$6,116	$17,763	$12,165
Royalty income	17,101	19,281	33,285	32,667
Product sales, net	29,306	54,789	65,168	110,525
Total Revenues	56,211	80,186	116,216	155,357

COSTS AND EXPENSES
Cost of goods sold	5,595	8,218	22,329	24,480
Research and development	171,252	242,164	364,211	515,962
Selling, general and administrative	513,769	553,411	990,069	1,212,504
Amortization of intangible assets	118,461	204,210	236,924	406,178
Depreciation	75,212	75,448	150,473	152,306
Total Costs and Expenses	884,289	1,083,451	1,764,006	2,311,430

OPERATING (LOSS)	(828,078)	(1,003,265)	(1,647,790)	(2,156,073)

Other Income (Expense)
Interest and miscellaneous income	1,371	3,592	3,025	7,628
Interest expense	(31,439)	(13,443)	(56,790)	(26,294)
(LOSS) Before Income Taxes	(858,146)	(1,013,116)	(1,701,555)	(2,174,739)

Income taxes	---	---	---	---
NET (LOSS)	$(858,146)	$(1,013,116)	$(1,701,555)	$(2,174,739)

Less preferred stock dividends	(12,154)	---	(22,880)	---
NET (LOSS) Allocable to Common Stockholders	$(870,300)	$(1,013,116)	$(1,724,435)	$(2,174,739)

Basic and diluted net (loss) per common share	$(0.11)	$(0.17)	$(0.21)	$(0.37)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	8,086,398	5,822,699	8,024,409	5,811,668

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)

Cash and cash equivalents	$406,667	$46,620
Current assets	1,539,392	1,349,456
Property and equipment, net	986,336	1,072,460
Other assets	5,853,855	4,640,504
Total assets	8,379,583	7,062,420

Current liabilities	2,241,632	2,053,867
Long term liabilities – convertible notes payable	1,995,033	234,882
Long term liabilities – deferred revenue	855,757	672,282
Total liabilities	5,092,422	2,961,031
Total stockholders’ equity	3,287,461	4,101,389